Oclaro Announces Fourth Quarter Fiscal Year 2014 Financial Results
SAN JOSE, Calif., – August 13, 2014 – Oclaro, Inc. (Nasdaq: OCLR), a leading provider and innovator of optical communications solutions, today announced the financial results for its fourth quarter and fiscal year 2014, which ended June 28, 2014.

“Our fourth quarter results were in-line with our expectations as our overall financial performance continued to strengthen,” said Greg Dougherty, Chief Executive Officer, Oclaro. “For the full fiscal year, we made substantial progress in our financial performance when compared with the prior year.  The significant year-on-year improvement demonstrates the effective execution of our turn-around plan and validates our focus on being the market leader at 100G.”

“As we announced last week, the divestiture of our industrial and consumer business is another positive step in our ongoing plan to streamline our global operations, strengthen our balance sheet, and focus our product portfolio on the communications markets. Despite a projected slower start to the fiscal year, due primarily to the decline in 40G and lower-speed legacy products, we expect to continue improving our bottom line in fiscal 2015 through our lower cost structure and strong demand for new 100G products.”
Results for the Fourth Quarter of Fiscal 2014

•	Revenues were $95.9 million for the fourth quarter of fiscal 2014, compared with revenues of $95.4 million in the third quarter of fiscal 2014.

•	GAAP gross margin was 14% for the fourth quarter of fiscal 2014, compared with a GAAP gross margin of 12% in the third quarter of fiscal 2014.

•	Non-GAAP gross margin was 14% for the fourth quarter of fiscal 2014, compared with a non-GAAP gross margin of 12% in the third quarter of fiscal 2014.

•	GAAP operating loss was $23.0 million for the fourth quarter of fiscal 2014. This compares with a GAAP operating loss of $22.5 million for the third quarter of fiscal 2014.

•	Non-GAAP operating loss was $14.3 million for the fourth quarter of fiscal 2014, compared with a non-GAAP operating loss of $17.5 million in the third quarter of fiscal 2014.

•	GAAP net loss for the fourth quarter of fiscal 2014 was $24.0 million. This compares with a GAAP net loss of $22.9 million in the third quarter of fiscal 2014.

•	Adjusted EBITDA was negative $9.4 million for the fourth quarter of fiscal 2014, compared with negative $12.3 million in the third quarter of fiscal 2014.

•	Cash, cash equivalents, restricted cash, and short-term investments were $104.1 million at June 28, 2014.
Results for Fiscal Year 2014

•	Revenues were $390.9 million for fiscal 2014, compared with $404.6 million in fiscal 2013.

•	GAAP gross margin was 13% for fiscal 2014, compared with 7% in fiscal 2013.

•	Non-GAAP gross margin was 14% for fiscal 2014, compared with 9% in fiscal 2013.

•	GAAP operating loss was $102.3 million for fiscal 2014. This compares with a GAAP operating loss of $124.8 million in fiscal 2013.

•	Non-GAAP operating loss was $74.7 million for fiscal 2014. This compares with a non-GAAP operating loss of $119.9 million in fiscal 2013.

•
GAAP net income for fiscal 2014 was $17.8 million, which includes approximately $120 million primarily related to the sale of discontinued operations. This compares with a GAAP net loss of $122.7 million in fiscal 2013.

•	Adjusted EBITDA was negative $51.5 million for fiscal 2014, compared with a negative $89.9 million in fiscal 2013.

Sale of the Industrial and Consumer Business
On August 5, 2014 Oclaro announced the pending acquisition of its industrial and consumer business in Komoro, Japan by Ushio Opto Semiconductors, Inc. (“Ushio Opto”). Consideration for the transaction will consist of 1.85 billion Japanese yen (approximately $18.5 million) in cash, of which 1.6 billion Japanese yen (approximately $16 million) will be paid at the closing and 250 million Japanese yen (approximately $2.5 million) will be paid into escrow and released to Oclaro Japan, Inc. (“Oclaro Japan”) upon the earlier of six months after the closing or the completion by Oclaro Japan of certain transition services, subject to a net asset valuation adjustment post-closing and after deduction for any indemnification amounts determined to be owed to Ushio Opto prior to release of the funds from escrow. Consummation of the transaction is subject to customary closing conditions. The closing of the transaction is expected to occur during the Company’s second fiscal quarter of 2015, ending December 27, 2014.

First Quarter Fiscal Year 2015 Outlook
The guidance for the quarter ending September 27, 2014, which will include a full quarter of the Company's industrial and consumer business, is:

•	Revenues in the range of $83 million to $91 million.

•	Non-GAAP gross margin in the range of 12% to 16%.

•	Adjusted EBITDA in the range of negative $13 million to negative $9 million.

The foregoing guidance is based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor Statement in this earnings release for a description of certain important risk factors that could cause actual results to differ, and refer to Oclaro’s most recent annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of these risks. Furthermore, our outlook excludes items that may be required by GAAP, including, but not limited to, restructuring and related costs, acquisition or disposal related costs, expenses or income from certain legal actions, settlements and related costs outside our normal course of business, impairments of other long-lived assets, depreciation and amortization, extraordinary items, as well as the expensing of stock options and restricted stock grants. We do not intend to update this guidance as a result of developments occurring after the date of this release.

Conference Call
Oclaro will hold a conference call to discuss financial results for the fourth quarter and fiscal year 2014 today at 3:00 p.m. PT/6:00 p.m. ET. To listen to the live conference call, please dial (913) 312-0416. A replay of the conference call will be available through August 27, 2014. To access the replay, dial (858) 384-5517. The passcode for the replay is 1853638. A webcast of this call and a supplemental presentation will be available in the investor section of Oclaro’s website at www.oclaro.com.

About Oclaro
Oclaro, Inc. (Nasdaq: OCLR), is a leader in optical components, modules and subsystems for the core optical, enterprise and data center markets. Leveraging more than three decades of laser technology innovation, photonics integration, and subsystem design, Oclaro’s solutions are at the heart of the fast optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, voice over IP and other bandwidth-intensive and high-speed applications. For more information, visit http://www.oclaro.com.

Copyright 2014. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the U.S. and other countries. Information in this release is subject to change without notice.

Safe Harbor Statement
This press release, in association with Oclaro’s fourth quarter and fiscal year 2014 financial results conference call, contains statements about management’s future expectations, plans or prospects of Oclaro and its business, and together with the assumptions underlying these statements, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning (i) financial targets and expectations and progress toward Oclaro’s target business model, including financial guidance for the fiscal quarter ending September 27, 2014 regarding revenue, non-GAAP gross margin and Adjusted EBITDA, (ii) the status of Oclaro’s restructuring plan, (iii) market interest in Oclaro’s 100G products, (iv) the pending acquisition by Ushio Opto of Oclaro’s industrial and consumer business and (v) Oclaro’s future financial performance and operating prospects. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,”

“model,” and other words and terms of similar meaning in connection with any discussion of future operations or financial performance. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including (i) the effect of having received a “going concern” statement in our auditors report on our 2013 consolidated financial statements, (ii) our dependence on a limited number of customers for a significant percentage of our revenues, (iii) our ability to maintain strong relationships with certain customers, (iv) the effects of fluctuating product mix on our results, (v) our ability to timely develop and commercialize new products, (vi) competition and pricing pressure, (vii) our ability to meet or exceed our gross margin expectations, (viii) Oclaro’s ability to maintain or increase its cash reserves and obtain debt or equity-based financing on terms acceptable to it or at all, (ix) the future performance of Oclaro and its ability to effectively restructure its operations and business following the sale of its Zurich and Amplifier businesses in accordance with its business plan, (x) our ability to respond to evolving technologies and customer requirements and demands, (xi) our ability to effectively compete with companies that have greater name recognition, broader customer relationships and substantially greater financial, technical and marketing resources than we do, (xii) our ability to effectively and efficiently transition to an outsourced back-end assembly and test model, (xiii) our ability to timely capitalize on any increase in market demand, (xiv) the potential inability to realize the expected benefits of asset dispositions, (xv) the sale of businesses which may or may not arise in connection with executing our restructuring plans, including without limitation the pending divestiture of Oclaro’s industrial and consumer business to Ushio Opto, (xvi) our ability to reduce costs and operating expenses, (xvii) increased costs related to downsizing and compliance with regulatory and legal requirements in connection with such downsizing, (xviii) the risks associated with our international operations, (xix) the impact of continued uncertainty in world financial markets and any resulting reduction in demand for our products, (xx) the outcome of tax audits or similar proceedings, (xxi) the outcome of pending litigation against the company, and (xxii) other factors described in Oclaro’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and other documents it periodically files with the SEC. The forward-looking statements included in this announcement represent Oclaro’s view as of the date of this announcement. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Non-GAAP Financial Measures
Oclaro provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The GAAP measure most directly comparable to non-GAAP gross margin rate is gross margin rate. The GAAP measure most directly comparable to non-GAAP operating income/loss and Adjusted EBITDA is operating income/loss. The GAAP measure most directly comparable to non-GAAP net income/loss is net income/loss. An explanation and reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.

Oclaro believes that providing these non-GAAP measures to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing Oclaro’s performance using the same financial metrics that the management team uses in making many key decisions and evaluating how Oclaro’s “core operating performance” and its results of operations may look in the future. Oclaro defines “core operating performance” as its ongoing performance in the ordinary course of its operations. Items that are non-recurring or do not involve cash expenditures, such as impairment charges, income taxes, restructuring and severance programs, costs relating to specific major projects (such as acquisitions), gain on bargain purchase, non-cash compensation related to stock and options and certain income, purchase accounting adjustments related to the fair market value of acquired inventories, costs to outsource our back-end manufacturing activities, write-offs and expenses related to flooding in Thailand, including advance payments received from insurers, impairment of fixed assets and inventory and related expenses, are not included in Oclaro’s view of “core operating performance.” Management does not believe these items are reflective of Oclaro’s ongoing core operations and accordingly excludes those items from non-GAAP gross margin rate, non-GAAP operating income/loss, non-GAAP net income/loss and Adjusted EBITDA. Additionally, each non-GAAP measure has historically been presented by Oclaro as a complement to its most comparable GAAP measure, and Oclaro believes that the continuation of this practice increases the consistency and comparability of Oclaro’s earnings releases.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Adjusted EBITDA
Adjusted EBITDA is calculated as operating income/loss excluding the impact of depreciation and amortization, restructuring, acquisition and related costs, non-cash compensation related to stock and options, gain on bargain purchase, purchase accounting adjustments related to the fair market value of acquired inventories, impairment of intangible assets and goodwill and certain other one-time charges and credits, including flood related advance payments received from insurers, impairment of fixed assets and inventory and related expenses, specifically identified in the non-GAAP reconciliation schedules set forth below. Oclaro uses Adjusted EBITDA in evaluating Oclaro’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from Oclaro’s core operations. Oclaro believes that by excluding these non-cash and non-recurring charges, more accurate expectations of its future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Oclaro further believes that providing this information allows Oclaro’s investors greater transparency and a better understanding of Oclaro’s core cash position.

Oclaro, Inc. Contact	Investor Contact
Pete Mangan	Jim Fanucchi
Chief Financial Officer	Darrow Associates, Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com

OCLARO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013
	(Thousands, except per share amounts)			(Thousands, except per share amounts)
Revenues	$95,911	$95,398	$95,384	$390,871	$404,629
Cost of revenues	82,694	84,298	90,084	338,424	376,461
Gross profit	13,217	11,100	5,300	52,447	28,168
Operating expenses:
Research and development	15,083	14,624	18,808	64,218	79,266
Selling, general and administrative	13,993	17,437	18,190	70,937	78,618
Amortization of other intangible assets	421	418	1,206	1,680	5,029
Restructuring, acquisition and related expense, net	5,825	3,068	2,250	18,491	(7,631)
Flood-related (income) expense, net	—	(1,657)	(18,867)	(1,797)	(29,510)
Impairment of goodwill, other intangible assets, and long-lived assets	584	—	26,157	584	27,021
Loss on sale of property and equipment	334	(326)	(117)	665	170
Total operating expenses	36,240	33,564	47,627	154,778	152,963
Operating loss	(23,023)	(22,464)	(42,327)	(102,331)	(124,795)
Other income (expense):
Interest income (expense), net	(114)	(29)	(1,041)	(9,228)	(3,271)
Gain (loss) on foreign currency transactions, net	(712)	625	(3,760)	(1,158)	(14,542)
Other income (expense), net	733	(56)	1,233	1,227	22,339
Total other income (expense)	(93)	540	(3,568)	(9,159)	4,526
Loss from continuing operations before income taxes	(23,116)	(21,924)	(45,895)	(111,490)	(120,269)
Income tax provision (benefit) (1)	(11,836)	745	(2,274)	(9,365)	26
Loss from continuing operations	(11,280)	(22,669)	(43,621)	(102,125)	(120,295)
Income (loss) from discontinued operations, net of tax (2)	(12,749)	(252)	(3,755)	119,944	(2,450)
Net income (loss)	$(24,029)	$(22,921)	$(47,376)	$17,819	$(122,745)
Basic and diluted net income (loss) per share:
Loss per share from continuing operations	$(0.11)	$(0.22)	$(0.48)	$(1.03)	$(1.37)
Income per share from discontinued operations	(0.12)	—	(0.04)	1.21	(0.03)
Basic and diluted net income (loss) per share	$(0.23)	$(0.22)	$(0.52)	$0.18	$(1.40)
Shares used in computing net income (loss) per share:
Basic	106,287	105,487	90,771	98,986	87,770
Diluted	106,287	105,487	90,771	98,986	87,770

(1) The three and twelve month periods ending June 28, 2014 contain an income tax benefit of approximately $13.1 million relating to discontinued operations. The three and twelve month periods ending June 29, 2013 contain an income tax benefit of approximately $0.8 million relating to discontinued operations.
(2) Includes the corresponding tax provisions relating to the benefits described in note (1) of $13.1 million for the three and twelve month periods ending June 28, 2014 and $0.8 million for the three and twelve month periods ending June 29, 2013.

OCLARO, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013
	(Thousands, except per share amounts)			(Thousands, except per share amounts)
Reconciliation of GAAP gross margin rate to non-GAAP gross margin rate:
GAAP gross profit	$13,217	$11,100	$5,300	$52,447	$28,168
Opnext FMV inventory adjustment	—	—	—	—	2,281
Outsource transition costs	49	353	1,293	1,135	3,402
Stock-based compensation in cost of revenues	255	244	410	1,001	1,627
Non-GAAP gross profit	$13,521	$11,697	$7,003	$54,583	$35,478
GAAP gross margin rate	13.8%	11.6%	5.6%	13.4%	7.0%
Non-GAAP gross margin rate	14.1%	12.3%	7.3%	14.0%	8.8%
Reconciliation of GAAP operating loss to non-GAAP operating loss and adjusted EBITDA:
GAAP operating loss	$(23,023)	$(22,464)	$(42,327)	$(102,331)	$(124,795)
Stock-based compensation	1,229	2,985	1,334	6,023	6,376
Amortization of intangible assets	421	418	1,206	1,680	5,029
Restructuring, acquisition and related costs	5,825	3,068	2,250	18,491	(7,908)
Flood-related (income) expense, net	—	(1,657)	(18,867)	(1,797)	(29,510)
Impairment of goodwill, other intangible assets, and long-lived assets	584	—	26,157	584	27,021
Outsource transition costs	291	509	1,462	1,969	3,690
Loss on sales of property and equipment	334	(326)	(117)	665	170
Non-GAAP operating loss	$(14,339)	$(17,467)	$(28,902)	$(74,716)	$(119,927)
Depreciation expense	4,979	5,142	6,771	23,184	30,030
Adjusted EBITDA	$(9,360)	$(12,325)	$(22,131)	$(51,532)	$(89,897)
Reconciliation of GAAP loss from continuing operations to non-GAAP loss from continuing operations:
GAAP loss from continuing operations (3)	$(11,280)	$(22,669)	$(43,621)	$(102,125)	$(120,295)
Stock-based compensation	1,229	2,985	1,611	6,023	6,376
Amortization of intangible assets	421	418	1,206	1,680	5,029
Restructuring, acquisition and related costs	5,825	3,068	2,250	18,491	(7,908)
Flood-related (income) expense, net	—	(1,657)	(18,867)	(1,797)	(29,510)
Impairment of goodwill, other intangible assets, and long-lived assets	584	—	26,157	584	27,021
Other (income) expense items, net	(733)	56	(1,233)	(1,227)	(22,339)
Outsource transition costs	291	509	1,462	1,969	3,690
(Gain) loss on foreign currency translation	712	(625)	3,760	1,158	14,542
Non-GAAP loss from continuing operations (3)	$(2,951)	$(17,915)	$(27,275)	$(75,244)	$(123,394)
Non-GAAP loss per share-continuing operations:
Basic	$(0.03)	$(0.17)	$(0.30)	$(0.76)	$(1.41)
Diluted	$(0.03)	$(0.17)	$(0.30)	$(0.76)	$(1.41)
Shares used in computing Non-GAAP loss per share-continuing operations:
Basic	106,287	105,487	90,771	98,986	87,770
Diluted	106,287	105,487	90,771	98,986	87,770

	Three Months Ended			Twelve Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013
	(Thousands, except per share amounts)			(Thousands, except per share amounts)
Stock-based compensation for the above included the following:
Cost of revenues	$255	$244	$410	$1,001	$1,627
Research and development	338	249	320	1,039	1,488
Selling, general and administrative	636	2,492	604	3,983	2,984
Restructuring	—	—	277	—	277
Total	$1,229	$2,985	$1,611	$6,023	$6,376

Outsource transition cost for the above included the following:
Cost of revenues	$49	$353	$1,293	$1,135	$3,402
Research and development	242	156	165	823	263
Selling, general and administrative	—	—	4	11	25
Total	$291	$509	$1,462	$1,969	$3,690

(3) The three and twelve month periods ending June 28, 2014 contain an income tax benefit of approximately $13.1 million relating to discontinued operations. The three and twelve month periods ending June 29, 2013 contain an income tax benefit of approximately $0.8 million relating to discontinued operations.

OCLARO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 28, 2014	June 29, 2013
	(Thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$98,973	$84,635
Restricted cash	5,055	2,719
Short-term investments	95	200
Accounts receivable	82,872	100,774
Inventories	71,099	86,029
Prepaid expenses and other current assets	45,275	33,498
Assets of discontinued operations held for sale	—	55,333
Total current assets	303,369	363,188
Property and equipment, net	50,768	72,028
Other intangible assets, net	8,536	10,233
Other non-current assets	3,012	4,445
Total assets	$365,685	$449,894
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,283	$94,157
Accrued expenses and other liabilities	51,492	52,010
Capital lease obligations, current	5,387	8,281
Term loan payable	—	24,647
Credit line payable	—	39,964
Liabilities of discontinued operations held for sale	—	17,470
Total current liabilities	128,162	236,529
Deferred gain on sale-leasebacks	10,711	10,477
Convertible notes payable	—	22,990
Capital lease obligations, non-current	4,539	9,914
Other non-current liabilities	14,345	15,852
Total liabilities	157,757	295,762
Stockholders’ equity:
Preferred stock
Common stock	1,077	928
Additional paid-in capital	1,458,487	1,429,155
Accumulated other comprehensive income	45,864	39,368
Accumulated deficit	(1,297,500)	(1,315,319)
Total stockholders’ equity	207,928	154,132
Total liabilities and stockholders’ equity	$365,685	$449,894